EXHIBIT-10.1

JPMORGAN CHASE BANK, N.A.	MORGAN STANLEY SENIOR FUNDING, INC.
J.P. MORGAN SECURITIES INC.	1585 BROADWAY
270 PARK AVENUE	NEW YORK, NEW YORK 10036
NEW YORK, NEW YORK 10017

CANYON CAPITAL ADVISORS LLC	GOLDMAN SACHS CREDIT PARTNERS L.P.
9665 WILSHIRE BOULEVARD, SUITE 200	ONE NEW YORK PLAZA
BEVERLY HILLS, CALIFORNIA 90212	NEW YORK, NEW YORK 10004

October 3, 2006
Bally Total Fitness Holding Corporation
Senior Secured Credit Facilities
Commitment Letter
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr, 2nd Floor
Chicago, Illinois 60631
Ladies and Gentlemen:
     Bally Total Fitness Holding Corporation (the “Borrower”) has advised JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities Inc. (“JPMorgan”), Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Canyon Capital Advisors LLC on behalf of its managed accounts and funds (“Canyon”) and Goldman Sachs Credit Partners L.P. (“Goldman Sachs”; together with JPMCB, Morgan Stanley and Canyon, the “Lead Lenders”; the Lead Lenders, together with JPMorgan, the “Commitment Parties”) that Bally Total Fitness Holding Corporation, a Delaware corporation (the “Borrower”), requires a tranche B term loan facility in the amount of $205,900,000 (the “Tranche B Term Loan Facility”), a delayed-draw term loan facility in the amount of $34,100,000 (the “Delayed-Draw Term Loan Facility” and, together with the Tranche B Term Loan Facility, the “Term Loan Facilities”), and a revolving credit facility in the amount of $40,000,000 (the “Revolving Credit Facility” and, together with the Tranche B Term Loan Facility and the Delayed-Draw Term Loan Facility, the “Facilities”) in order to refinance the credit facilities outstanding under its Existing Credit Agreement, dated as of November 18, 1997, as amended and restated as of October 14, 2004, as amended (the “Existing Credit Agreement”; capitalized terms used and not otherwise defined herein having the meaning specified therein), and to amend certain provisions of the Existing Credit Agreement as may be agreed upon by the Lead Lenders and the Borrower. The Facilities will be made available through an amendment and restatement of the Existing Credit Agreement (the Existing Credit Agreement, as amended and restated as contemplated hereby, the “Amended and Restated Credit Agreement”).
     With regard to the foregoing, (a) JPMCB is pleased to advise you of its commitment to provide $145,000,000 of the original principal amount of the Facilities, (b) Morgan Stanley is pleased to advise you of its commitment to provide $75,000,000 of the

Bally Total Fitness
Holding Corporation	2	October 3, 2006
original principal amount of the Facilities, (c) Goldman Sachs is pleased to advise you of its commitment to provide $30,000,000 of the original principal amount of the Facilities and (d) Canyon is pleased to advise you of its commitment to provide $30,000,000 of the original principal amount of the Facilities, in each case allocated on a ratable basis to the Revolving Credit Facility, the Tranche B Term Loan Facility and the Delayed-Draw Term Loan Facility, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).
     Furthermore, JPMorgan (“Lead Arranger”) is pleased to advise you that it is willing to act as sole exclusive lead arranger and sole bookrunner for the Facilities and the Amended and Restated Credit Agreement upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheet. JPMorgan will be on the “left” in all marketing materials and announcements. It is agreed that JPMCB will act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”), that Morgan Stanley will act as the sole and exclusive syndication agent (in such capacity, the “Syndication Agent”) and JPMorgan will act as the sole and exclusive lead arranger and sole bookrunner for the Facilities, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letters referred to below) will be paid in connection with the Facilities and the Amended and Restated Credit Agreement unless you and we shall so agree.
     Each Lead Lender anticipates, prior to or after the execution of definitive financing documentation for the Facilities, to syndicate, through the Lead Arranger, its commitments hereunder in respect of the Facilities to financial institutions (together with the Lead Lenders, the “Lenders”) arranged by the Lead Arranger and approved by the Borrower (such approval not to be unreasonably withheld or delayed). The Lead Arranger intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist the Lead Arranger in completing a syndication satisfactory to the Commitment Parties and the Borrower; provided, however, the commitments described herein are not subject to satisfactory syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management of the Borrower and the Lenders, (c) as set forth in the next paragraph, assistance in the preparation of materials to be used in connection with the syndication and amendment solicitation (collectively, with the Term Sheet, the “Information Materials”) and (d) the hosting, with the Lead Arranger, of one meeting of Lenders.
     You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to existing and prospective Lenders. You also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by existing and prospective Lenders’ public-side employees and

Bally Total Fitness
Holding Corporation	3	October 3, 2006
representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its affiliates and any of its securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to an existing or prospective Lender’s employees and representatives willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein; provided, however, that the letter described in the preceding clauses (i) and (ii) shall be satisfactory to you and your counsel.
     The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Commitment Parties for existing or prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda) and (b) notification of changes in the terms of the Facilities. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.
     The Borrower hereby authorizes the Commitment Parties to distribute drafts of definitive documentation with respect to the Facilities to Private-Siders and Public-Siders.
     JPMorgan, in its capacity as Lead Arranger, will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject in each case to your approval, which will not be unreasonably withheld or delayed), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders (with fees being paid to the Lead Lenders in accordance with the Fee Letter). In its capacity as Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that, none of the Lenders or their affiliates are advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lead Arranger shall have no responsibility or liability to the Borrower with respect thereto.
     JPMorgan, each of the Lenders and each of their respective affiliates may have economic interests that conflict with those of the Borrower. The Borrower acknowledges and agrees that (i) the transactions contemplated by this Commitment Letter and Fee Letter are arm’s-length commercial transactions between JPMorgan and the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction, each of JPMorgan and each Lender is acting solely as a principal and not the agent or fiduciary of the Borrower, (iii) none of JPMorgan or any of the Lenders has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether such person or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter or the Fee Letter and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower agrees that it will not claim that any of JPMorgan or any of the Lenders has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to JPMorgan, in connection with such transaction.
     To assist the Lead Arranger in its syndication efforts, you agree promptly to prepare and provide to the Commitment Parties all information with respect to the Borrower and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all information, other than the Projections (the “Information”), that has been or will be made available to any Commitment Party by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue

Bally Total Fitness
Holding Corporation	4	October 3, 2006
statement to your knowledge of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed to be reasonable at the time such Projections were prepared and delivered, it being understood that projections are by their nature uncertain, no assurances are given that such projection will be attained and actual results could materially differ. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.
     As consideration for each Lead Lender’s commitments and agreements hereunder and the Lead Arranger’s agreement to perform the services described herein, you agree to pay to JPMCB (for allocation as provided in the Fee Letter) the nonrefundable fees set forth in the Term Sheet, the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) and the Administration Fee Letter dated the date hereof and delivered herewith (the “Administration Fee Letter” and, together with the Fee Letter, the “Fee Letters”).
     Each Lead Lender’s commitments and agreements hereunder and the agreements of the Lead Arranger to perform its services described herein are subject to (a) there not occurring or becoming known to us since the date hereof any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of the Borrower and its subsidiaries, taken as a whole (other than as disclosed in the Borrower’s reports filed with the SEC on Form 10-K for its fiscal year ended December 31, 2005, on Form 10-Q filed for its fiscal quarters ended March 31, 2006 and June 30, 2006 and on Form 8-K in 2006 prior to the date hereof (the “Public Filings”)), (b) our not becoming aware after the date hereof of any information or other matter materially and adversely affecting the Borrower or the transactions contemplated hereby which is inconsistent with any such information or other matter disclosed to us prior to the date hereof, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our reasonable judgment, could materially impair the arranging and syndication of the Facilities, (d) our satisfaction that prior to and during the arranging of the Facilities and the consent solicitation in respect of the Amended and Restated Credit Agreement there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any subsidiary thereof (other than those financings described to you prior to the date hereof), (e) the negotiation, execution and delivery on or before October 31, 2006 of definitive documentation with respect to the Facilities on terms substantially similar to the Term Sheet reasonably satisfactory to each Lead Lender and its counsel and the Borrower and its counsel and (f) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of each Lead Lender’s commitments and agreements hereunder and of the Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the reasonable approval and agreement of each of the Commitment Parties and the Borrower.

Bally Total Fitness
Holding Corporation	5	October 3, 2006
     You agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person within thirty days of written demand (together with appropriate back-up documentation) for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct, bad faith or gross negligence of such indemnified person, and (b) to reimburse each Commitment Party and its affiliates within thirty days of written demand (together with appropriate back-up documentation) for all reasonable out-of-pocket expenses (including syndication expenses, reasonable out-of-pocket travel expenses, and reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP, acting as counsel for the Commitment Parties) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letters and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by unauthorized persons of Information, Projections or other materials sent through electronic, telecommunication or other information transmission systems that are intercepted by such persons. Neither the Borrower and its subsidiaries nor any indemnified person shall be liable for any punitive, indirect or consequential damages in connection with its activities related to the Facilities.
     You acknowledge that each Lead Lender and its affiliates (the term “Lead Lender” being understood to refer hereinafter in this paragraph to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Lead Lender will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Lead Lender of services for other companies, and such Lead Lender will not furnish any such information to other companies. You also acknowledge that no Lead Lender has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.
     This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken

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Holding Corporation	6	October 3, 2006
together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or electronic transmission of a PDF (or similar file) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the Facilities and the Amended and Restated Credit Agreement, and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.
     Each party hereto consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Term Sheet, the transactions contemplated hereby or the performance of services hereunder.
     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your directors, officers, employees, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply after this Commitment Letter has been accepted by you and, provided further, that in any event (other than as described in clauses (a) and (b) above) you shall not disclose either Fee Letter or the terms and substance thereof. Each Commitment Party agrees to treat all non-public information provided to them by or on behalf of the Borrower hereunder confidentially in accordance with their customary practices.
     Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in the Term Sheet), which information includes names and addresses and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.
     The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Commitment Party’s commitments or agreements hereunder.
     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letters by returning to JPMCB executed counterparts hereof and of the Fee Letters not later than 5:00 p.m., New York City time, on October 4, 2006. The Commitment Parties’ respective commitments and agreements

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Holding Corporation	7	October 3, 2006
herein will expire at such time in the event JPMCB has not received such executed counterparts in accordance with the immediately preceding sentence.
[Rest of page intentionally left blank]

     JPMCB, JPMorgan, Morgan Stanley, Goldman Sachs and Canyon are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours, JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:

J.P.MORGAN SECURITIES INC.
By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC.
By:
Title: Authorized Signatory

GOLDMAN SACHS CREDIT PARTNERS L.P.
By:
Title: Authorized Signature

CANYON CAPITAL ADVISORS LLC on behalf of its managed accounts and funds
By:
Title:

Commitment Letter

Accepted and agreed to
as of the date first
written above by:
BALLY TOTAL FITNESS HOLDING CORPORATION

By:
Name:
Title:

Commitment Letter

Exhibit A
BALLY TOTAL FITNESS HOLDING CORPORATION
SENIOR SECURED CREDIT FACILITIES
Summary of Terms and Conditions
October 2006
     Bally Total Fitness Holding Corporation, a Delaware corporation (the “Borrower”) requires a term loan facility in the amount of $205,900,000 (the “Tranche B Term Loan Facility”), a delayed-draw term loan facility in the amount of $34,100,000 (the “Delayed-Draw Term Loan Facility” and together with the Tranche B Term Loan Facility, the “Term Loan Facilities”) and a revolving credit facility in the amount of $40,000,000 (the “Revolving Credit Facility” and, together with the Term Loan Facilities, the “Facilities”) in order to refinance its Credit Agreement, dated as of November 18, 1997, as amended and restated as of October 14, 2004, as amended (the “Existing Credit Agreement”), and to amend certain provisions of the Existing Credit Agreement. The Facilities will be made available through an amendment and restatement of the Existing Credit Agreement (the Existing Credit Agreement, as amended and restated, the “Amended and Restated Credit Agreement”). Except as contemplated by this Summary of Terms and Conditions, the terms and provisions of the Existing Credit Agreement shall remain the same. Capitalized terms defined in the Existing Credit Agreement and not otherwise defined herein are used herein as therein defined. Set forth below is a summary of the terms and conditions for the Facilities and the Amended and Restated Credit Agreement:
I. Parties

Borrower:	Bally Total Fitness Holding Corporation (the “Borrower”).

Guarantors:	Each of the Borrower’s direct and indirect domestic subsidiaries other than Unrestricted Subsidiaries, Lincoln Indemnity Company, Finance Subsidiaries and Real Estate Financing Subsidiaries (the “Guarantors”; the Borrower and the Guarantors, collectively, the “Credit Parties”).

Sole and Exclusive
Lead Arranger
and Sole Bookrunner:	J.P.Morgan Securities Inc. (in such capacity, the “Lead Arranger”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB” and, in such capacity, the “Administrative Agent”).

Syndication Agent:	Morgan Stanley Senior Funding, Inc. (“Morgan Stanley” and, in such capacity, the “Syndication Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities (including JPMCB, Morgan Stanley, Canyon Capital Advisors LLC (“Canyon”) and Goldman Sachs Credit Partners L.P. (“Goldman Sachs”)) either constituting lenders under the Existing Credit Agreement that have consented to the Amended and Restated Credit Agreement or identified by JPMCB and arranged by the Lead Arranger and reasonably acceptable to the Borrower (collectively, the “Lenders”).
II. Revolving Credit Facility

Type and Amount of Facility:	Revolving credit facility (the “Revolving Credit Facility”) in the amount of $40,000,000 (the commitments thereunder, the “Revolving Credit Commitments” and the loans thereunder, the “Revolving Credit Loans”).

Availability:	The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date (as hereinafter defined) and ending on the earlier of (i) October 1, 2010 and (ii) the Early Maturity Date (such earlier date, the “Revolving Credit Termination Date”). As used herein, “Early Maturity Date” means the date 14 days prior to the maturity date of the Borrower’s 9-7/8% Senior Subordinated Notes due 2007 (the “Senior Subordinated Notes”), including if all such Senior Subordinated Notes have been extended (as extended from time to time); provided, however such extended maturity date for the Facilities shall not be later than October 1, 2010. To the extent the Senior Subordinated Notes are not otherwise extended, the Senior Subordinated Notes shall be repaid, renewed or extended on terms reasonably satisfactory to JPMorgan by their maturity date; provided, however, a refinancing, renewal or other extension on terms consistent with or better than the existing Senior Subordinated Notes Indenture shall be acceptable to JPMorgan and provided, further that the consent of JPMorgan shall not be required for (i) the issuance of common equity of the Borrower to holders of Senior Subordinated Notes as consideration for amendments and or extensions, (ii) increases in interest rates on the Senior Subordinated Notes which are payable in kind at the Borrower’s option, (iii) other amendments or revisions which do not require cash payments and which are not adverse to the Lenders and (iv) reimbursement of out-of-pocket expenses of such holders (“Permitted Subordinated Indenture Amendments”).

Letters of Credit:	The Revolving Credit Facility shall be available for the issuance of letters of credit (the “Letters of Credit”) by JPMCB and, with the consent of the Administrative Agent,

any other Lender designated by the Borrower (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the date which is five business days prior to the Revolving Credit Termination Date.

Letters of Credit outstanding under the Existing Credit Agreement shall be deemed to be issued under the Amended and Restated Credit Agreement.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) no later than the business day following notice. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

The unconditional obligation of Lenders under the Revolving Credit Facility shall apply to Letters of Credit which expire after the Early Maturity Date.

Maturity:	The Revolving Credit Termination Date.

Purpose:	The proceeds of the Revolving Credit Loans shall be used for general corporate purposes, including to finance permitted expansions and investments, and to finance working capital needs.
III. Term Loan Facilities

Types and Amounts of
Facilities:	Tranche B Term Loan Facility: A tranche B term loan facility (the “Tranche B Term Loan Facility”) in an aggregate principal amount of $205,900,000 (the commitments thereunder, the “Tranche B Term Commitments”, and the loans thereunder, the “Tranche B Term Loans”).

Delayed-Draw Term Loan Facility: A delayed-draw term loan facility (the “Delayed-Draw Term Loan Facility”; together with the Tranche B Term Loan Facility, the “Term Loan Facilities”; and the Term Loan Facilities together with the Revolving Credit Facility, the “Facilities”) in an aggregate original principal amount of $34,100,000 (the commitments thereunder, the “Delayed-Draw Commitments”; together with the Tranche B Term Commitments, the “Term

Commitments”; the Term Commitments together with the Revolving Credit Commitments, the “Commitments”); the loans thereunder, the “Delayed-Draw Term Loans”; together with the Tranche B Term Loans, the “Term Loans”; and the Term Loans together with any Revolving Credit Loans, the “Loans”).

Availability:	The Tranche B Term Loans shall be made in a single drawing on the Closing Date.

The Delayed-Draw Term Loans may be made no more frequently than monthly and in a minimum amount of $1,000,000 during the period commencing on the Closing Date and ending on the day which is 18 months after the Closing Date.

Maturity:	The earlier to occur of (i) October 1, 2010 and (ii) the Early Maturity Date (such earlier date, the “Term Loan Termination Date”).

Amortization:	The Tranche B Term Loans shall be repayable in equal consecutive quarterly installments, beginning October 31, 2007, in an amount equal to 0.25% of the original principal amount of the Term Loans; provided, that the entire balance of unpaid principal outstanding on the Term Loans shall be repaid on the Term Loan Termination Date.

The Delayed-Draw Term Loans shall be repaid in a single installment on the Term Loan Termination Date.

Proceeds:	The proceeds of the Tranche B Term Loans shall be used to refinance indebtedness of the Borrower under the term loan facility and the revolving credit facility outstanding under the Existing Credit Agreement, and to pay fees and expenses related to such refinancing.

The remaining proceeds of the Tranche B Term Loans may be used for other general corporate purposes of the Borrower and its subsidiaries including, without limitation, to finance their working capital needs.

The proceeds of the Delayed-Draw Term Loans may be used to finance or refinance capital expenditures made by the Borrower and/or its subsidiaries after the Closing Date.

IV. Certain Payment Provisions Applicable to the Facilities

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and
Commitment Reductions:	Loans may be prepaid and Commitments may be reduced by the Borrower in minimum amounts substantially as set forth in the Existing Credit Agreement.

Optional and mandatory prepayments of the Term Loans (including reductions of unutilized Delayed-Draw Commitments) made on or prior to the first anniversary of the Closing Date shall be accompanied by a prepayment premium equal to 1% of the principal amount to be prepaid (or reduced); provided that such prepayment premium shall not be payable with respect to (i) mandatory prepayments based on excess cash flow or (ii) the first $25,000,000 of mandatory prepayments made from asset sales if option (A) of clause (i) in the next succeeding paragraph is selected.

Mandatory Prepayments:	The Term Loans shall be prepaid, the Delayed-Draw Term Commitments shall be permanently reduced and outstanding Revolving Credit Loans shall be prepaid (but Revolving Credit Commitments shall not be reduced) by (i) 100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its restricted subsidiaries of any assets (subject to exceptions to be agreed upon; provided that, at the Borrower’s option, the Borrower and its restricted subsidiaries may retain either (A) up to $25 million of net cash proceeds from Permitted Sale/Leasebacks and up to $25 million of net cash proceeds from Non-Core Asset Sales (as each such term is defined below under “Negative Covenants”) and, thereafter, may retain 50% of incremental net cash proceeds from Permitted Sale/Leasebacks and Non-Core Asset Sales up to an aggregate amount of $25 million of incremental net cash proceeds or (B) up to $50 million of net cash proceeds from Permitted Sale/Leasebacks and/or Non-Core Asset Sales), (ii) 100% of the net proceeds of the incurrence of any indebtedness by the Borrower or any of its restricted subsidiaries (subject to exceptions to be agreed upon), and (iii) 50% of excess cash flow (to be defined in a manner consistent with the Existing Credit Agreement) for each fiscal year of the Borrower (commencing with the 2006 fiscal year).

All such amounts shall be applied, first, to the prepayment of the Term Loans, second, to the permanent reduction of the Delayed-Draw Term Commitments and, third, to the prepayment of the Revolving Credit Loans. Each such prepayment of the Term Loans shall be applied to the Delayed-Draw Term Loans and the Tranche B Term Loans ratably and to the installments thereof in the direct order of maturity and may not be reborrowed.

The Revolving Credit Loans shall be prepaid and the Letters of Credit shall be cash collateralized or replaced to the extent such extensions of credit exceed the amount of the Revolving Credit Commitments.
V. Collateral

The obligations of each Credit Party in respect of the Facilities shall be secured ratably with the obligations under any Interest Rate Hedging Agreement with any person which is a Lender (or any Affiliate thereof) at the time such Interest Rate Hedging Agreement is entered into and up to $10,000,000 of cash management obligations, by a perfected first priority security interest (or, with respect to any item of collateral, such other priority as currently secures the Existing Credit Agreement) in substantially all of its tangible and intangible assets (including, without limitation, accounts receivables, intellectual property, owned real property, leased real property (to the extent required by the Existing Credit Agreement) and all of the capital stock of each of the Borrower’s direct and indirect domestic subsidiaries and 65% of the capital stock of each of the Borrower’s first-tier foreign subsidiaries unless such a pledge of the foreign subsidiary’s capital stock would result in materially adverse tax consequences or is not legally permissible). Notwithstanding the foregoing, the collateral shall not include the capital stock of Lincoln Indemnity Company or any Subsidiaries of Unrestricted Subsidiaries.
VI. Certain Conditions

Initial Conditions:	The effectiveness of the Amended and Restated Credit Agreement, as well as the availability of the Facilities, shall be conditioned upon satisfaction (or waiver) of, among other things, the “on-going conditions” set forth below and the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”) on or before October 31, 2006:

(a) The Amended and Restated Credit Agreement, and confirmations, amendments and/or restatements of related credit and collateral documentation (the “Amended and Restated Credit Documentation” and, together with the Amended and Restated Credit Agreement, the “Credit Documentation”) shall have been executed and delivered by each Credit Party and the Lenders as appropriate. The Credit Documentation shall be substantially similar to the Existing

Credit Agreement and related credit and collateral documents, with such changes as are needed to reflect the terms set forth in this Term Sheet or are mutually agreed to by the Borrower and the Lenders.

(b) The Lenders, the Administrative Agent and the Lead Arranger shall have received all fees required to be paid, and all reasonable expenses for which invoices have been presented, on or before the Closing Date.

(c) All necessary material consents to the financing contemplated hereby and the collateral security therefor shall have been obtained and be in full force and effect.

(d) All action required to create, perfect and preserve the priority of the Liens on the collateral for the Facilities (and the guarantees thereof) shall have been taken (including the filing of UCC financing statements, recording of mortgages and filings with respect to intellectual property); provided that real estate collateral matters may be completed by the date which is 60 days after the Closing Date.

(e) The Lenders shall have received such legal opinions (including opinions as to New York law matters and no conflicts with respect to the existing senior notes and senior subordinated notes indenture of the Borrower), documents and other instruments as are customary for transactions of this type or as they may reasonably request, it being agreed that the requirements of this paragraph shall be substantially consistent with the corresponding opinions, documents and instruments delivered in connection with the Existing Credit Agreement to the extent applicable.

(f) The Borrower shall have paid all unpaid accrued interest, fees (including fronting fees in respect of all Letters of Credit outstanding under the Existing Credit Agreement) and commissions under the Existing Credit Agreement. The Lenders shall have made such payments among themselves and to lenders under the Existing Credit Agreement as directed by the Administrative Agent in order that all amounts outstanding under the revolving credit facility under the Existing Credit Agreement shall have been repaid in full with the proceeds of Tranche B Term Loans and the Facilities shall be appropriately allocated among the Lenders.

(g) The chief financial officer of the Borrower shall have delivered a certificate in form and substance reasonably satisfactory to the Administrative Agent demonstrating in reasonable detail that the Amended and Restated Credit Agreement and related obligations (including cash management obligations) do not and will not violate the existing senior notes or senior subordinated notes indenture of the Borrower and its subsidiaries.

(h) The Borrower shall have delivered to the Lenders a financial forecast, including income statements, balance sheets and cash flow statements through 2010, in form and substance reasonably satisfactory to the Administrative Agent.

On-Going Conditions:	The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Credit Documentation (including, without limitation, the senior debt representation), (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit and (c) there shall not have occurred since the Closing Date any event, development or circumstance which has had or could reasonably be expected to have a Material Adverse Effect. As used herein and in the Credit Documentation a “Material Adverse Effect” shall mean a material adverse effect on (x) the business, operations, property or financial condition of the Borrower and its subsidiaries taken as a whole (other than as disclosed in the Public Filings), (y) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder or (z) the ability of the Borrower and its subsidiaries taken as a whole to perform their respective obligations under the Credit Documentation.
VII. Certain Documentation Matters

The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type and consistent with the Existing Credit Agreement and other terms reasonably deemed appropriate by the Administrative Agent and reasonably agreed to by the Borrower, including, without limitation:

Representations and
Warranties:	Financial statements; absence of undisclosed liabilities; existence; compliance with law; power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; restrictions on subsidiaries; senior debt; environmental matters; accuracy of disclosure; and creation and perfection of security interests.

Affirmative Covenants:	Delivery of financial statements relating to the Borrower and its subsidiaries (it being understood that a going-concern qualification or a Sarbanes-Oxley qualification by the Borrower’s auditors shall not be a default or event of default under the Facilities provided the Borrower is otherwise in compliance with the terms of the Facilities, including the financial covenants), reports, accountants’ letters, projections, officers’ certificates and other information reasonably requested by the Lenders (including monthly compliance reports); delivery of 13-week cash forecasts, updated monthly, in form and substance reasonably satisfactory to the Administrative Agent; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws; maintenance of property and insurance; ownership of subsidiaries; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation, labor controversies and other material events; material notices from holders of subordinated debt; ERISA compliance; enforcement of tax agreements; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); use of proceeds; and payment of real estate taxes.

In addition, the Borrower will agree to raise at least $20 million of additional net cash proceeds on or prior to December 31, 2006 from Permitted Sale/Leasebacks and/or Non-Core Asset Sales.

Financial Covenants:	(a) Minimum LTM Consolidated Cash EBITDA (to be defined in a manner reasonably satisfactory to the Administrative Agent and the Borrower), tested monthly.

(b) Minimum Liquidity (to be defined in a manner reasonably satisfactory to the Administrative Agent and the Borrower), tested monthly.

Negative Covenants:	Limitations on: indebtedness; liens; guarantee obligations; mergers, consolidations, liquidations, dissolutions and mergers; sales of assets; investments and restricted payments; payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; changes in lines of business; finance subsidiaries; unrestricted subsidiaries; and amendments to the Tax Allocation and Indemnity Agreement, dated as of January 9, 1996.

The negative covenants in the Existing Credit Agreement will be revised as required by the Administrative Agent, including the following revisions:

• The Borrower will be permitted to sell non-core assets to be agreed upon for fair market value (“Non-Core Asset Sales”).

•     The Borrower will be permitted to enter into sale/leaseback transactions at fair market value having terms reasonably satisfactory to the Administrative Agent (together with appropriate documentation that the resulting obligations are permitted by the Borrower under the existing senior notes and senior subordinated notes indentures) with respect to certain fitness centers to be agreed upon (“Permitted Sale/Leasebacks”).

•     The Borrower and its subsidiaries will not be permitted to sell assets (subject to exceptions to be agreed upon as long as the net cash proceeds thereof are applied to permanently reduce the Facilities) except for Non-Core Asset Sales and Permitted Sale/Leasebacks.

•     The Borrower and its subsidiaries will not be permitted to issue or incur additional debt (subject to de minimis exceptions) unless the net cash proceeds thereof are used to permanently reduce the Facilities.

• The ability of the Borrower and its subsidiaries to finance assets with third parties will be limited.

• The negative covenants will be amended (including, without limitation, the negative covenants with respect to

      Indebtedness and Liens) to permit the Borrower and its subsidiaries to (i) finance insurance premiums and (ii) obtain letters of credit, including letters of credit in favor of Lincoln Indemnity (it being agreed that such letter of credit obligations may be secured by up to $4.0 million of cash collateral to the extent the Borrower and its restricted subsidiaries have received at least $4.0 million of net cash proceeds from the Permitted Sale/Leasebacks and/or Non-Core Asset Sales).

•     The Borrower and its subsidiaries shall be permitted to enter into and make investments in joint ventures by contributing assets (provided that the amount of cash to be contributed shall not exceed the amount permitted by the general investment basket set forth in the Existing Credit Agreement) on terms to be agreed upon.

• The Borrower shall be able to enter into Permitted Subordinated Indenture Amendments.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts when due (subject to a grace period consistent with the Existing Credit Agreement); material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period set forth in the Existing Credit Agreement); cross-default (as set forth in the Existing Credit Agreement with a 28 day grace period (rather than a 10 day grace period) for all subsequent periods for defaults under the existing senior notes and senior subordinated notes indentures related to delivery of financial statements); bankruptcy events; certain ERISA events; judgments in excess of $5,000,000; actual or asserted invalidity or impairment of any guarantee or security document, subordination provisions or security interest; condemnation of certain property; payments in excess of $10,000,000 with respect to fines, penalties and similar payments with respect to matters disclosed in the Public Filings; and a change of control.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than 51% of the aggregate amount of the Loans, participations in Letters of Credit and unused Commitments under the Facilities (the “Majority Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of scheduled principal installments or the scheduled final date of maturity of any Loan, (ii) reductions in the rate of interest or any fee or other amount or extensions of any scheduled due date thereof, and (iii) increases in the amount or extension of the expiry date of any Lender’s Commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the Guarantors or of all or substantially all of the collateral. The Credit Documentation will provide for customary lender replacement rights, including, without limitation, regarding non-consenting Lenders in respect of amendment or waiver requests requiring the approval of all Lenders for which the approval of the Majority Lenders has been obtained.

Assignments
And Participations:	The Lenders shall be permitted to assign and sell participations in their Loans and Commitments, subject, in the case of assignments, to the consent of the Administrative Agent, the Issuing Lender and the Borrower (which consent in each case shall not be unreasonably withheld and shall not be required from the Borrower during the existence of a default or Event of Default or if the assignment is to an affiliate, an Approved Fund or to an existing Lender); provided that any assignment of a Term Loan, a Term Commitment or a Delayed-Draw Commitment shall not require the consent of the Issuing Lender or, with respect to assignments to an affiliate, an Approved Fund or to an existing Lender, the Administrative Agent. In the case of partial assignments (other than to another Lender, an Approved Fund or to an affiliate of a Lender), the minimum assignment amount shall be $1,000,000 in each case unless otherwise agreed by the Borrower, the Issuing Lender and the Administrative Agent. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as a directly affected Lender as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and
Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of JPMCB, the Administrative Agent and the Lead Arranger associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees and disbursement charges of counsel) and (b) all reasonable out-of-pocket expenses of the Administrative Agent, the Lead Arranger and the other Lenders (including the reasonable fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Syndication Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will be indemnified and held harmless against any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence, bad faith or willful misconduct of the indemnified party).

Governing Law and Forum:	State of New York.

Counsel to the Administrative
Agent, the Syndication Agent
and the Lead Arranger:	Simpson Thacher & Bartlett LLP.

Annex I
Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the Reference Rate plus the Applicable Margin; or

(ii) the Eurodollar Rate plus the Applicable Margin.

As used herein:

“Reference Rate” means the higher of (i) the rate of interest publicly announced by JPMCB as its prime rate in effect at its principal office in New York City (the “Prime Rate”) and (ii) the federal funds effective rate from time to time plus 0.5%.

“Eurodollar Rate” means the rate appearing on page 3750 of the Telerate Service (adjusted for statutory reserve requirements for eurocurrency liabilities) as the rate for eurodollar deposits for one, two, three or six months (as selected by the Borrower).

The applicable margins (the “Applicable Margins”) shall be (i) in the case of Loans bearing interest based upon the Eurodollar Rate, 4.75% and (ii) in the case of Loans bearing interest based upon the Reference Rate, 3.75%.

Interest Payment Dates:	In the case of Loans bearing interest based upon the Reference Rate (“Reference Rate Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at a rate per annum equal to .50% on the average daily unused portion of the Revolving Credit Commitments, payable quarterly in arrears. The Borrower shall pay a commitment fee calculated at a rate per annum equal to 1.00% on the daily unused portion of the Delayed-Draw Term Commitments, payable in arrears on a quarterly basis and on each date Delayed-Draw Term Loans are made.

2

Letter of Credit Fees:	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin for Eurodollar Loans set forth above on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility (including the Issuing Lender) and shall be payable quarterly in arrears.

A fronting fee equal to .25% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Facilities, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to Reference Rate Loans. All principal of the Loans shall bear interest at 2% above the rate otherwise applicable thereto upon the occurrence of an Event of Default based on the Borrower’s failure to make payments when due under the Facilities.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Reference Rate Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.